Exhibit 99.2

Annual Loan/MSN Review

KDM Mortgage Secured Note : KDMMTG 5.25 05/25/23

KDM Loan: KDM 2018-L003

Cusip: 50067AAF9

Date	5/31/2019	Yearly Debt Service	$409,500
Loan Amount	$6,300,000	Loan Term	5 Year
Interest Rate	5.25%	Maturity Date	5/25/2023
Original Appraisal	$10,500,000	Current Appraisal Estimate 5/2019	$10,525,000
Original LTV	60%	Current LTV	59.9%

Property Address
Global Distribution Center
29180 Glenwood Road, Perrysburg OH, 43551

	Income Statement			Analysis
Income	Year End 2017	Year End 2018		2017	2018
Total Income	$1,602,582.01	$1,608,781.89	NOI	$692,333	$604,751
Vacancy Haircut	-$92,949.72	-$92,949.72	Debt Service	$409,500	$409,500
Total COGS	$575.87	$8,647.85	Net Profit	$282,833	$195,251
Gross Profit	$1,510,208.16	$1,524,480.02
Total Expenses 1	-$817,874.79	-$919,728.92	DSCR	1.69	1.48
NOI	$692,333.37	$604,751.10	Debt Yield Ratio	10.99%	9.60%
Less Debt Service	$409,500.00	$409,500.00	Expense Ratio	51.03%	57.17%
NOI after Debt Service	$282,833.37	$195,251.10
DSCR	1.69	1.48		Review
1. Expenses paid in 2018, does not include prepaid expenses for 2019			The property continues to experience strong occupancy with a stable LTV of 60%. Although the DSCR has decreased from 1.69 in 2017 to 1.48 in 2018, the underlying ratios remain strong. Therefore, Egan Jones has confirmed their rating of A+. Looking forward to 2019, Cooper Tire’s inventory needs may not generate income. It is our estimation that a new tenant will make up the difference and the change would not have a material effect on the 2019 DSCR. The loan continues to perform with no payments over 30 days late.

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